EXHIBIT 5.1

OPINION AND CONSENT OF MORGAN, LEWIS & BOCKIUS LLP

December 21, 2010

PMC-Sierra, Inc.

3975 Freedom Circle

Santa Clara, California 95054

Re:	PMC-Sierra, Inc. - Registration Statement for

Offering of 12,000,000 Shares of Common

Stock

Dear Ladies and Gentlemen:

We have acted as counsel to PMC-Sierra, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 12,000,000 shares of the Company’s common stock and an equal number of related preferred stock purchase rights issuable under the Company’s 2011 Employee Stock Purchase Plan (the “Purchase Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company with respect to the establishment of the Purchase Plan. Based on such review, we are of the opinion that, if, as and when the shares have been issued and sold (and the consideration therefor received) pursuant to the provisions of duly authorized stock options issued under the Purchase Plan and in accordance with the Registration Statement, such shares will be duly authorized, legally issued, fully paid and nonassessable.

We consent to your filing this letter as Exhibit 5.1 to the Registration Statement. In giving the opinion set forth in this letter, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Purchase Plan or the shares registered on this Registration Statement.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP